Exhibit 99.1

BEST ENERGY SERVICES ANNOUNCES APPOINTMENT OF EDWARD FLORES, JR. AS PRESIDENT AND CHIEF OPERATING OFFICER

September 16, 2010: Houston, Texas and Liberal, Kansas   Best Energy Services,
Inc. (OTCBB: BEYS) announced today that it has appointed Mr. Edward "JR" Flores, Jr. as President and Chief Operating Officer of Best Energy Services, Inc. effective immediately. Mr. Flores succeeds Eugene Allen in that position.

Mr. Flores has 24 years experience in the workover well servicing business. For 18 years Mr. Flores was employed by Key Energy Services. While at Key he completed Key's "Rising Star Program" as well as its Global Well Control School. He joined Best Well Service in March 5, 2009 with responsibilities for handling Best's largest customer as well as others.

Commenting on the appointment of Mr. Flores, Mark Harrington, Chairman and CEO of Best stated, " All of us at Best welcome JR's more active involvement in Best. Since joining Best, JR has very successfully cultivated the team approach to executing our customer-centric approach for delivering 'Safety First' with value-oriented pricing to our customer base." Mr. Harrington continued, "We are confident in JR's capabilities in expanding our reach deeper into the Central Kansas Uplift as well as our contemplated move into the Eagle Ford trend of South Texas."

Commenting on his appointment, Mr. Flores stated, "Best has held a premier reputation since 1991 in the Hugoton Basin with its customers owing in no small measure to the quality of our people at every level in the organization. I share Mark's vision in building on our 'Safety First' and value-pricing reputation not only in our existing area but also in our expansion into Central Kansas and eventually South Texas."

ABOUT BEST ENERGY SERVICES, INC.
Headquartered in Houston, Texas, Best Energy Services, Inc. is a leading well service/workover provider in the Hugoton Basin. For more information, please visit www.BEYSinc.com.
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Certain  statements  contained  in  this  press  release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's

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ability  to  execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel - including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.





                      FOR MORE INFORMATION, PLEASE CONTACT
                                MR. DENNIS IRWIN
                           BEST ENERGY SERVICES, INC.
                             5433 WESTHEIMER AVENUE
                                   SUITE 825
                              HOUSTON, TEXAS 77056
                                  713-933-2600